UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

EPIZYME, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPIZYME, INC.

400 Technology Square

Cambridge, Massachusetts 02139

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To be held May 18, 2018

You are cordially invited to attend the 2018 Annual Meeting of Stockholders, or the Annual Meeting, of Epizyme, Inc., which is scheduled to be held on Friday, May 18, 2018 at 10:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr, 60 State Street, Boston, Massachusetts 02109.

Only stockholders who owned common stock at the close of business on March 23, 2018 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.	Election of three class II directors to our board of directors, each to serve until the 2021 annual meeting of stockholders;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information, including the nominees for director, in the proxy statement for the Annual Meeting, which is available for viewing, printing and downloading at http://www.edocumentview.com/epzm. The board of directors recommends that you vote in favor of each of proposals one and two as outlined in the attached proxy statement.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of this proxy statement and our Annual Report for the fiscal year ended December 31, 2017, or the 2017 Annual Report. We plan to mail the Notice on or about April 5, 2018, and the Notice contains instructions on how to access our proxy materials over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2017 Annual Report, and a form of proxy card.

We cordially invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on March 23, 2018, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. You may obtain directions to the location of the Annual Meeting by calling our offices at 617-229-5872. Whether or not you expect to attend the Annual Meeting in person, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting. If you are a stockholder of record, you may vote your shares on the Internet by visiting https://www.investorvote.com/epzm, by telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions or by completing, signing, dating, and returning a proxy card. Your vote is important regardless of the number of shares you own. If you mail your proxy card or vote by telephone or the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By order of the Board of Directors,

/s/ Robert Bazemore
Robert Bazemore
President and Chief Executive Officer

Cambridge, Massachusetts

April 5, 2018

Epizyme, Inc.

Proxy Statement

Page
Proxy Statement	1
Important Information About the Annual Meeting and Voting	2
Proposal No. 1—Election of Class II Directors	6
Proposal No. 2—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018	11
Corporate Governance	12
Transactions with Related Persons	26
Principal Stockholders	28
Section 16(a) Beneficial Ownership Reporting Compliance	31
Report of the Audit Committee	31
Householding	32
Stockholder Proposals	32
Other Matters	33

EPIZYME, INC.

400 Technology Square

Cambridge, Massachusetts 02139

617-229-5872

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held May 18, 2018

This proxy statement contains information about the Annual Meeting of Stockholders of Epizyme, Inc., or the Annual Meeting, to be held on Friday, May 18, 2018 at 10:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109. The board of directors of Epizyme is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Epizyme,” “our,” “we” or “us” refers to Epizyme, Inc. and its subsidiary.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, this year we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of this proxy statement and our Annual Report for the fiscal year ended December 31, 2017, or the 2017 Annual Report. We sent the Notice on or about April 5, 2018, and it contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 18, 2018:

This proxy statement and our 2017 Annual Report are

available for viewing, printing and downloading at http://www.edocumentview.com/epzm.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Epizyme, Inc. 400 Technology Square, Cambridge, Massachusetts 02139. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2017 are also available on the SEC’s website at http://www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	Election of three class II directors to our board of directors, each to serve until the 2021 annual meeting of stockholders;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of the three nominees to serve as class II directors on our board of directors for a three-year term; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card and our 2017 Annual Report are available for viewing, printing and downloading on the Internet at http://www.edocumentview.com/epzm.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of March 23, 2018, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of March 23, 2018, there were 69,481,762 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained in the Notice and in the section titled “How to Vote” on page 3 of this proxy statement.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to comply with the SEC rules that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, on or about April 5, 2018, we sent our stockholders and beneficial owners a copy of the Notice instead of paper copies of this proxy statement, our proxy card, and our 2017 Annual Report. Detailed instructions on how to access these materials via the Internet may be found in the Notice. This proxy statement and our 2017 Annual Report are available for viewing, printing and downloading on the Internet at http://www.edocumentview.com/epzm.

How to Vote

If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below.

•	By Telephone. You may transmit your proxy over the phone by calling 1-800-652-VOTE (8683) and following the instructions provided in the Notice and on the proxy card.

•	Via the Internet. You may transmit your proxy via the Internet by following the instructions provided in the Notice and on the proxy card.

•	By Mail. If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

•	In Person at the Annual Meeting. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 1:00 a.m. Eastern time on May 18, 2018, and mailed proxy cards must be received by May 17, 2018 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Can I Vote My Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all proposals, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it.

Ballot Measures Considered “Discretionary” and “Non-Discretionary”

The election of directors (Proposal No. 1) is a matter considered non-discretionary under applicable rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2) is a matter considered discretionary under applicable rules. A broker or other nominee may generally exercise discretionary authority and vote on discretionary matters. If they exercise this discretionary authority, no broker non-votes are expected to occur in connection with Proposal No. 2.

Votes Required to Elect a Director and Ratify Appointment of Ernst & Young LLP

To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1).

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 2).

Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on either of the proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies. Our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, facsimile, email, personal interviews and other means.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF THREE CLASS II DIRECTORS

Our board of directors currently consists of nine members. In accordance with the terms of our certificate of incorporation and by-laws, our board of directors is divided into three classes (class I, class II and class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Andrew R. Allen, M.D., Ph.D., Kenneth Bate and Robert Bazemore, and their term expires at the annual meeting of stockholders to be held in 2020;

•	the class II directors are Kevin T. Conroy, Carl Goldfischer, M.D., and Beth Seidenberg, M.D., and their term expires at the Annual Meeting; and

•	the class III directors are Michael F. Giordano, M.D., David M. Mott, and Richard F. Pops, and their term expires at the annual meeting of stockholders to be held in 2019;

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our certificate of incorporation and by-laws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Kevin T. Conroy, Carl Goldfischer, M.D., and Beth Seidenberg, M.D. for election as class II directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Nominees for Election as Class II Directors

Biographical information as of March 1, 2018, including principal occupation and business experience during the last five years, for our nominees for election as class II directors at our Annual Meeting is set forth below.

Age
Class II Directors (Term Expires at Annual Meeting)

Kevin T. Conroy has served as a director since February 2017. Mr. Conroy is currently the President, Chief Executive Officer and Chairman of the Board of Directors of Exact Sciences Corporation, or Exact Sciences, a molecular diagnostics company. Mr. Conroy was named Chairman of the Board of Exact Sciences in March 2014, and has served as President and Chief Executive Officer since April 2009 and as a director since March 2009. Prior to joining Exact Sciences, Mr. Conroy served in multiple executive leadership positions at Third Wave Technologies, or Third Wave, a molecular diagnostic testing company, including President and Chief Executive Officer from December 2005 until the acquisition of Third Wave by Hologic, Inc. in July 2008. He joined Third Wave in July 2004 and served as General Counsel from October 2004 until December 2005. Prior to Third Wave, Mr. Conroy served as Intellectual Property Counsel at GE Healthcare, a medical imaging and diagnostics company and a division of General Electric Company. Before joining GE Healthcare, Mr. Conroy was the chief operating officer of two early-stage, venture-backed technology companies. Prior to that, he was an intellectual property litigator at McDermott Will & Emery and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. Mr. Conroy received a B.S. in electrical engineering from Michigan State University and a J.D. from the University of Michigan Law School. We believe that Mr. Conroy’s extensive executive experience in the life sciences industry and his service on the board of directors of a life sciences company provide him with the qualifications and skills to serve as a member of our board.	52

Carl Goldfischer, M.D. has served as a director since September 2009. Dr. Goldfischer has served as an Investment Partner, Managing Director, member of the board of directors and member of the executive committee of Bay City Capital LLC, or Bay City Capital, a life sciences investment firm and a holder of more than 5% of our voting securities, since January 2000. Prior to joining Bay City Capital, Dr. Goldfischer was Chief Financial Officer of ImClone Systems Incorporated, a biopharmaceutical company. Since 2004, Dr. Goldfischer has served on the board of directors of EnteroMedics Inc., a publicly traded medical device company. He has previously served on the board of directors of two other publicly traded companies, MAP Pharmaceuticals, Inc. from 2004 to 2011 and Poniard Pharmaceuticals, Inc. from 2000 to 2012. Dr. Goldfischer received a B.A. from Sarah Lawrence College and an M.D. with honors in Scientific Research from Albert Einstein College of Medicine. We believe that Dr. Goldfischer’s extensive finance and investment experience, his experience as an executive and his service on the board of directors of numerous public and privately held companies allow him to be a key contributor to our board of directors.	59

Beth Seidenberg, M.D. has served as a director since February 2008. Dr. Seidenberg has been a partner at Kleiner Perkins Caufield & Byers, or Kleiner Perkins, a venture capital firm and a holder of more than 5% of our voting securities, since May 2005, where she primarily focuses on life sciences investing. Prior to joining Kleiner Perkins, Dr. Seidenberg was the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck. Dr. Seidenberg serves on the boards of directors of TESARO, Inc., and Atara Biotherapeutics. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at the Johns Hopkins University, George Washington University and the National Institutes of Health. We believe that Dr. Seidenberg’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician, provide her with the qualifications and skills to serve as a director of our company.	60

The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if any nominee is unable for any reason to serve as a director, proxies may be voted for one or more substitutes who will be designated by our board of directors.

The board of directors recommends voting “FOR” the election of each of Kevin T. Conroy, Carl Goldfischer, M.D., and Beth Seidenberg, M.D. as class II directors, each for a three-year term ending at the annual meeting of stockholders to be held in 2021.

Directors Continuing in Office

Biographical information as of March 1, 2018, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Age
Class III Directors (Term Expires at 2020 Annual Meeting)

Andrew R. Allen, M.D., Ph.D. has served as a director since June 2014. Dr. Allen has served as the Chief Executive Officer and President of Gritstone Oncology, Inc., an immunotherapy company that he co-founded, since August 2015. From April 2009 to August 2015, Dr. Allen served as the Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer of Clovis Oncology, Inc., a biopharmaceutical company that he co-founded. Prior to co-founding Clovis, he served in the same role at Pharmion Corporation, a pharmaceutical company, beginning in 2006. From 2004 to 2006, Dr. Allen served as Vice President of BioPharma Development and Head of the Oncology Therapeutic Unit for Chiron Corporation, a biotechnology company. Prior to that, Dr. Allen served as global project head in Abbott Laboratories’ oncology franchise, and he progressed through positions of increasing responsibility at the management consulting firm McKinsey & Company, with a focus on oncology strategy. Dr. Allen qualified in medicine at Oxford University and earned his Ph.D. from the Imperial College of Science, Technology and Medicine in London. Dr. Allen also obtained post-graduate internal medicine qualification as a Member of Royal College of Physicians. We believe that Dr. Allen’s extensive experience in the pharmaceutical industry and his expertise in oncology clinical development and oncology strategy make him a valuable member of our board of directors.	51

Kenneth Bate has served as a director since December 2014. Mr. Bate has served as an independent consultant in the biotechnology field since 2012. From 2009 to 2012, Mr. Bate served as President and Chief Executive Officer of Archemix, Inc., or Archemix, a privately-held biotechnology company. Prior to Archemix, from 2006 to 2009, Mr. Bate served in various positions at NitroMed, Inc., a pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as Chief Financial Officer of Millennium Pharmaceuticals, where he headed the commercial organization. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, he was with Biogen Inc., a biotechnology company, first as their Chief Financial Officer, and then as head of the commercial organization responsible for launching the multiple sclerosis business. Mr. Bate serves on the board of directors of AVEO Pharmaceuticals, Inc., Catabasis Pharmaceuticals, Inc., Vanda Pharmaceuticals Inc. and Genocea Biosciences, Inc. Mr. Bate received his B.A. in chemistry from Williams College and his M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Bate’s extensive financial and leadership experience, his experience as an executive and his service on the board of directors of numerous public and privately held companies allow him to be a key contributor to our board of directors.	67

Robert B. Bazemore Jr. has served as a director and our President and Chief Executive Officer since September 2015. From September 2014 to June 2015, Mr. Bazemore served as the Chief Operating Officer of Synageva BioPharma Corp., a biopharmaceutical company developing therapeutic products for rare disorders. Prior to joining Synageva, Mr. Bazemore served in increasing levels of responsibility at Johnson & Johnson, a healthcare company, including Vice President of Centocor Ortho Biotech Sales & Marketing from 2008 to 2010, President of Janssen Biotech from January 2010 to October 2013 and Vice President of Global Surgery at Ethicon from October 2013 to September 2014. Prior to Johnson & Johnson, Mr. Bazemore worked at Merck & Co., Inc., or Merck, for eleven years, where he served in a variety of roles in medical affairs, sales and marketing. He received a B.S. in biochemistry from the University of Georgia. We believe that Mr. Bazemore’s extensive experience in the pharmaceutical industry, his experience as an executive, and his past service on the board of directors of a life sciences industry group, allow him to be a key contributor to our board of directors.	50

Age
Class III Directors (Term Expires at 2019 Annual Meeting)

Michael F. Giordano, M.D. has served as a director since March 8, 2018. Dr. Giordano has served as a clinical advisor to us since December 2017. From 1999 to 2017, Dr. Giordano worked at Bristol-Myers Squibb, or BMS, most recently serving as senior vice president and head of development, oncology and immuno-oncology. In this role, he was responsible for the development strategy for this therapeutic area, as well as for the direction of eight teams working on innovative medicines to improve the standard of care for patients, including Opdivo®, Yervoy®, Empliciti™, Ixempra®, and Sprycel®. Dr. Giordano also held positions of increasing responsibility within the BMS research and development organization, leading the development of more than a dozen molecules in the United States, Europe and Asia. From 1990 to 1999, he served as assistant professor of medicine and founding director of the Cornell Clinical Trials Unit, a National Institutes of Health and Industry-supported AIDS clinical trials center at New York Hospital-Cornell University Medical Center. He earned his M.D. and completed his residency and fellowship training at New York Presbyterian—Weill Cornell Medical Center, and received his B.A. in natural sciences from The Johns Hopkins University. We believe that Dr. Giordano’s extensive experience in oncology and immuno-oncology at BMS, as well as his experience as a clinical advisor to us, provide him with the qualifications and skills to serve as a director of our company.	60

David M. Mott has served as a director since December 2009 and as Chairman of the board since April 2016. Mr. Mott has served as a general partner of New Enterprise Associates, Inc., an investment firm focused on venture capital and growth equity investments and a holder of more than 5% of our voting securities, since September 2008, where he leads the healthcare investing practice. From 1992 until 2008, Mr. Mott worked at MedImmune, Inc., or MedImmune, a biotechnology company and subsidiary of AstraZeneca Plc, or AstraZeneca, and served in numerous roles during his tenure, including most recently as Chief Executive Officer from October 2000 to July 2008. During that time, Mr. Mott also served as Executive Vice President of AstraZeneca from June 2007 to July 2008 following AstraZeneca’s acquisition of MedImmune in June 2007. Mr. Mott also serves as the Chairman of the board of directors of TESARO, Ardelyx, Inc. and Adaptimmune and serves on the boards of several private biopharmaceutical companies. Mr. Mott received a B.A. from Dartmouth College. We believe that Mr. Mott’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as his service on the boards of directors of other life sciences companies, provide him with the qualifications and skills to serve as a director of our company.	52

Richard F. Pops has served as a director since September 2008. Mr. Pops has served as Chief Executive Officer of Alkermes plc, or Alkermes, a publicly traded biopharmaceutical company since 2009 and from 1991 to 2007. Mr. Pops has been a director of Alkermes since February 1991 and has been Chairman of the board of directors since April 2007. Mr. Pops also serves on the board of directors of Neurocrine Biosciences, Inc. and Acceleron Pharma, Inc. Mr. Pops received a B.A. in economics from Stanford University. We believe that Mr. Pops’ leadership experience, including as chief executive officer of a public pharmaceutical company, his business judgment and his industry knowledge provide him with the qualifications to serve as a director of our company.	55

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Executive Officers Who Are Not Directors

Biographical information as of March 1, 2018 for our executive officers who are not directors is listed below.

Age

Matthew Ros has served as our Chief Operating Officer since May 2016. Prior to joining us, from September 2010 to May 2016, Mr. Ros served in increasing levels of responsibility at Sanofi, a multinational pharmaceutical company, most recently as Chief Operating Officer/Global Head of the Oncology Business unit from December 2014 to May 2016. Prior to that role, Mr. Ros served in the rare disease business of Genzyme, a Sanofi company, where he served as Vice President and Franchise Head of its Pompe disease unit from September 2012 to December 2014, and also served as the Associate Vice President and Iniparib Global Brand Leader in Sanofi’s Oncology Business unit from September 2010 to September 2012. From October 2007 to June 2010, Mr. Ros served at ARIAD Pharmaceuticals, Inc., a global oncology company, most recently as Senior Vice President, Commercial Operations. He started his pharmaceutical career in Bristol-Myers Squibb’s Oncology Division, serving in roles with increasing responsibility from 1990 to 2007. He received a B.S. from the State University of New York, College at Plattsburgh and completed the Executive Education Program in Finance and Accounting for the Non-Financial Manager at Wharton School of the University of Pennsylvania.	51

Susan E. Graf has served as our Chief Business Officer since April 2016. Prior to joining us, from May 2013 to March 2015, Ms. Graf served as the Vice President, Corporate Development and Strategy for NPS Pharmaceuticals, Inc., or NPS Pharma, a biopharmaceutical company, before it was acquired by Shire in 2015. Prior to joining NPS Pharma, Ms. Graf spent nearly 18 years at F. Hoffmann-La Roche AG, or Roche, a pharmaceutical company from July 1995 to December 2012, in a number of leadership and executive positions, including, most recently, Global Head, Commercial Assessment and Due Diligence for Roche Partnering from January 2011 until December 2012. Ms. Graf currently serves on the board of directors of Vitrisa Therapeutics, Inc., a private pharmaceutical company. Ms. Graf received a Bachelor of Pharmacy degree from Purdue University and an M.B.A. from the Stern School of Business at New York University.	45

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he or she was or is to be selected as an executive officer.

There are no material legal proceedings to which any of our executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2018

Our stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since 2009.

The audit committee is solely responsible for appointing our independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is consistent with good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the appointment of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2017 and 2016.

	2017	2016
Audit fees (1)	$555,000	$492,793
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$555,000	$492,793

(1)	Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with any registration statements filed with the SEC.

Audit Committee Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During our 2017 and 2016 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate director candidates.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. While there are no specific minimum qualifications for a committee-recommended nominee to our board of directors, the qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our board of directors and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our board of directors is considered.

•	Nominees should typically be able to serve for at least three years before reaching the age of 75.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate Secretary at our principal executive offices and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals.” Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2018, our board of directors undertook a review of the composition of our board of directors and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that each of our directors, with the exceptions of Mr. Bazemore and Dr. Giordano, are “independent directors” as defined under applicable Nasdaq rules. In making such determination, our board of directors considered the relationships that each such director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director. Mr. Bazemore is not an independent director under these rules because he is currently serving as our president and chief executive officer. Dr. Giordano is not an independent director under these rules because he has received more than $120,000 in consulting fees in the last 12 months.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee and the nominating and corporate governance committee is posted on the corporate governance section of the “Investor Center” on our website, which is located at http://www.epizyme.com.

Audit Committee

The members of our audit committee are Dr. Goldfischer, Mr. Bate and Mr. Pops. Dr. Goldfischer is chair of the audit committee. Our audit committee met four times during 2017. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of conduct;

•	overseeing our internal audit function, if any;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal audit staff, if any, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Dr. Goldfischer and Mr. Bate are each an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Compensation Committee

The members of our compensation committee are Mr. Mott, Dr. Allen, and Dr. Seidenberg. Mr. Mott is chair of the compensation committee. Our compensation committee met six times during 2017. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing the evaluations of our senior executives;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and

•	preparing the compensation committee report if and to the extent then required by SEC rules.

Our compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to our incentive plans to employees of the company who are not executive officers or senior vice presidents.

We believe that the composition of our compensation committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our board of directors has determined that Mr. Mott, Dr. Allen, and Dr. Seidenberg are independent as currently defined in applicable Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of our compensation committee were Mr. Mott, Dr. Allen, and Dr. Seidenberg. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee. None of the members of the compensation committee (or his or her immediate family members) had a direct or indirect material interest in a transaction with the company involving more than $120,000.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Goldfischer, Mr. Conroy and Dr. Seidenberg. Dr. Goldfischer is chair of the nominating and corporate governance committee. Our nominating and corporate governance committee did not hold a formal committee meeting during 2017 but did meet regularly on an informal basis to discuss management and Board staffing decisions. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	developing and recommending to our board of director’s corporate governance guidelines; and

•	overseeing an annual evaluation of our board of directors.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Board and Committee Meetings Attendance

Our Board recognizes the importance of director attendance at Board and committee meetings. The full board of directors met eight times during 2017. During 2017, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders. Three members of our board of directors attended the 2017 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of business conduct and ethics is posted on the corporate governance section of the “Investor Center” on our website, which is located at http://www.epizyme.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:

•	our board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of our board must be independent directors;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors; and

•	our nominating and corporate governance committee will oversee an annual self-evaluation of the board to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at http://www.epizyme.com.

Board Leadership Structure and Board’s Role in Risk Oversight

In April 2016, we appointed David M. Mott, an independent director under applicable Nasdaq rules, as chairman of the board. Prior to the appointment of Mr. Mott as chairman of the board, we did not have a chairman of the board. Mr. Mott previously served as our lead independent director and, in that capacity, served in a role similar to that of a chairman of the board. Separating the duties of the chairman of the board from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, our chairman of the board runs meetings of our independent directors, facilitates communications between management and the board of directors and assists with other corporate governance matters. Our board of directors believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Our board of directors believes that we have an appropriate leadership structure for us at this time which demonstrates our commitment to good corporate governance.

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our board and its committees oversee the risk management activities of management. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our compensation committee oversees risk management activities relating to our compensation policies and practices. Our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Communication with Our Directors

Any interested party with concerns about our company may report such concerns to the board of directors, or the chairman of our board of directors, or otherwise the chairman of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Epizyme, Inc.

400 Technology Square

Cambridge, Massachusetts 02139

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion.

Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that may be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is 866-858-6315.

Director Compensation

The table below shows all compensation paid to our non-employee directors during 2017.

Name	Fees Paid In Cash ($)(1)	Option Awards ($)(2)	Total ($)
Andrew R. Allen, M.D., Ph.D.	40,000	111,609	151,609
Kenneth Bate	42,500	111,609	154,109
Carl Goldfischer, M.D.	58,500	111,609	170,109
David M. Mott	61,762	111,609	173,371
Richard F. Pops	42,500	111,609	154,109
Kevin Conroy (3)	22,778	198,290	221,068
Beth Seidenberg, M.D.	32,940	111,609	144,549

(1)	Amounts represent cash compensation for services rendered by each member of the board of directors.
(2)	Amounts shown reflect the grant date fair value of option awards granted during 2017. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards, or the FASB, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See note 10 to the financial statements in our annual report on Form 10-K for the year ended December 31, 2017 regarding assumptions we made in determining the fair value of option awards.
(3)	Mr. Conroy joined our board of directors in February 2017. Fees paid to Mr. Conroy for his services on our board of directors were pro-rated accordingly.

During 2017, we did not provide any cash compensation to Mr. Bazemore, our President and Chief Executive Officer for his service as a director. Mr. Bazemore’s compensation is set forth under “Executive Compensation––Summary Compensation Table.” Dr. Giordano joined our board of directors in March 2018.

Director Compensation Program

Our director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of the board and the chairman of each committee receive additional retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors.

In 2017, directors received the following cash fees under our director compensation program for service on the board of directors, as chairman of our board of directors and for service on each committee of the board of directors on which the director is a member.

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$35,000	$35,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	7,500
Nominating and Corporate Governance Committee	4,000	4,500

Under the director compensation program, directors have the right to elect to receive 100% of their cash fees payable in a calendar year in the form of unrestricted shares of our common stock in lieu of cash fees. These shares of common stock are issued under our 2013 Stock Incentive Plan, or the 2013 Plan. Shares of our common stock issued in lieu of director fees are issued on the date of the annual meeting, and the number of shares to be issued to participating directors is determined by dividing the expected cash fees to be paid for the full year by the closing price of the Company’s common stock on the day of the annual meeting. Each incumbent director may elect to receive stock for fees prior to the beginning of each fiscal year, and each new director has the immediate option to elect to elect to receive stock for fees, beginning with the next full fiscal year during which he or she serves. In 2017, no members of the Board elected to receive their cash fees in the form of unrestricted shares of our common stock.

In addition, under our director compensation program, upon a non-employee director’s initial election to our board of directors, such director will receive an option to purchase 25,000 shares of our common stock, and, on the date of each annual meeting of stockholders, each non-employee director that has served on our board of directors for at least six months and that continues to serve on our board of directors after such annual meeting, will receive an option to purchase 12,500 shares of our common stock. Subject to the non-employee director’s continued service as a director, each option will vest with respect to 25% of the shares on the first anniversary of the grant date and the remaining shares vest in equal monthly installments thereafter until the fourth anniversary of the grant date.

Executive Compensation

Our named executive officers for the year ended December 31, 2017 include the individual serving as our principal executive officer during 2017 and our two other most highly compensated executive officers:

•	Robert Bazemore, our current president and chief executive officer;

•	Peter T.C. Ho, our former chief medical officer and executive vice president;

•	Matthew Ros, our chief operating officer.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert B. Bazemore Jr.	2017	556,200	282,967	—	2,748,879	1,523	3,589,569
President and Chief Executive Officer	2016	540,000	245,700	—	2,507,753	540	3,293,993

Peter T.C. Ho (4)	2017	445,990	74,259	—	999,591	9,539	1,529,379
Executive Vice President and Chief Medical Officer

Matthew Ros	2017	391,400	159,300	—	899,627	2,066	1,452,393
Chief Operating Officer

(1)	The 2017 amounts reflect the discretionary bonus paid in 2018 for performance during 2017, as discussed under “—Narrative to Summary Compensation Table—Annual Bonus.”
(2)	The amounts reflect the grant date fair value for awards granted during the applicable year. The grant date fair value was computed in accordance with FASB Codification Topic 718, Compensation—Stock Compensation. See note 10 to the financial statements in our annual report on Form 10-K for the year ended December 31, 2017 regarding assumptions we made in determining the fair value of option awards.
(3)	All other compensation for 2017 included life insurance premiums for Mr. Bazemore, Dr. Ho and Mr. Ros in the amounts of $540, $456 and $313, respectively, 401(k) contributions for Dr. Ho and Mr. Ros of $8,100 and $979, respectively, and combined short-term and long-term disability premiums for Mr. Bazemore, Dr. Ho and Mr. Ros of $983, $983, and $774, respectively. All other compensation for 2016 included life insurance premiums for Mr. Bazemore of $540.
(4)	Dr. Ho resigned in December 2017.

Narrative to Summary Compensation Table

We review compensation annually for our named executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Our compensation committee engaged Pearl Meyer as its independent compensation consultant to review our executive compensation peer group and program design and assess our executives’ compensation relative to comparable companies. Pearl Meyer provides our compensation committee with information regarding market compensation practices and trends. Our compensation committee considered the relationship that Pearl Meyer has with us, the members of our board of directors and our executive officers. Based on the committee’s evaluation, the compensation committee has determined that Pearl Meyer is serving as an independent and conflict-free advisor to the committee. Following the compensation committee’s discussions with management and in consideration of the information provided by Pearl Meyer, the compensation committee then consults with the Board about the compensation of each executive officer before approving the executive officers’ compensation.

Annual Base Salary. The following table presents the base salaries for each of our named executive officers for the years 2017 and 2018, as approved by our compensation committee. The 2017 base salaries became effective on January 1, 2017. The 2018 base salaries became effective on January 1, 2018.

Name	2017 Annual Base Salary ($)	2018 Annual Base Salary ($)
Robert B. Bazemore	556,200	575,667
Peter T.C. Ho (1)	445,990	—
Matthew Ros	391,400	420,000

(1)	Dr. Ho resigned in December 2017.

Annual Bonus. Our bonus plan motivates and rewards our executives for achievements relative to our goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his annual salary. Following the end of each year, our board of directors determines bonuses. Material considerations in determining bonuses include our financial performance relative to our plan and achievement of corporate objectives for the year; the individual executive’s handling of unplanned events and opportunities; and the chief executive officer’s input with respect to the performance of our company and of our executives. Based on these factors and in the sole discretion of our compensation committee, with input from our board of directors, we approved the following bonuses in 2018 for our named executive officers for their performance in 2017.

Name	Target Bonus (% of salary)	Actual Bonus ($)	Actual Bonus (% of salary)
Robert B. Bazemore	55	282,967	51
Peter T.C. Ho (1)	40	74,259	17
Matthew Ros	40	159,300	41

(1)	Dr. Ho resigned in December 2017.

Target bonuses as a percentage of annual salary for 2018 remain the same as those target bonuses as a percentage of annual salary for each executive in 2017 for Messrs. Bazemore and Ros.

Specific achievements and performance considered by our board of directors in determining bonuses for 2017 included:

•	Fully enrolled the epithelioid sarcoma cohort of our global Phase 2 trial of tazemetostat in adults with INI-1 negative tumors, in July 2017

•	Based on our interaction with the U.S. Food and Drug Administration, or the FDA, identified a potential path toward submission for accelerated approval for treatment of epithelioid sarcoma

•	Fully enrolled a global Phase 2 monotherapy trail of tazemetostat in relapse or refractory patients with mesothelioma characterized by BAP1 loss-of-function in July 2017 and reported that trial has achieved the primary endpoint of a disease control rate of ≥35% at 12 weeks

•	Fully enrolled cohorts of our global phase 2 trial evaluating tazemetostat in patients with wild-type EZH2 follicular lymphoma, FL, and diffuse large B-cell lymphoma, or DLBCL, with complete enrollment in the cohorts enrolling patients with EZH2 mutations expected in 2018

•	Conducted a first interaction with FDA regarding tazemetostat in FL, and plan to continue FDA engagement in 2018

•	Received Fast Track designation for tazemetostat in patients with relapsed or refractory FL, with or without activating EZH2 mutations, and relapsed or refractory DLBCL with EZH2 activating mutations, as well as orphan drug designation for the treatment of patients with FL, soft tissue sarcoma and mesothelioma

•	Opened and initiated enrollment in the Phase 2 study cohort combining tazemetostat and prednisolone in patients with relapsed or refractory DLBCL

•	Expanded Genentech collaboration, with Genentech evaluating tazemetostat in combination with TECENTRIQ® in patients with non-small cell lung cancer as part of Genentech’s Morpheus platform

•	Declared EZM8266 for the treatment of sickle cell disease as lead development candidate in our novel G9a program

•	Successfully completed an equity financing in 2017, netting $151.3 million in proceeds, contributing to extension of cash runway into the third quarter of 2019

Long-Term Incentives. We typically grant stock options at the start of employment to each executive, grant annual stock option awards thereafter, and may periodically grant additional equity incentive awards during employment based on individual role, performance and contribution. Equity incentive awards to our executive officers are typically granted annually in connection with the annual performance review in recognition of achievements and performance during the prior year and to provide appropriate motivation for future performance.

The exercise price of options granted to our executives equals the fair market value of our common stock on the date of grant, which is equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Vesting begins on the date of grant. Time vested stock options to our executives typically vest 25% on the first anniversary of grant or, if earlier, the initial employment date, and 1/48th per month thereafter, are fully vested at the end of four years and, in the case of stock options, have a term of 10 years from the grant date.

In February 2017, our compensation committee approved a grant of stock options under our 2013 Plan to our named executive officers. Each of these option awards has an exercise price equal to the fair market value of our common stock on the date of grant and vests with respect to 25% of the shares on February 8, 2018 and with respect to the remaining shares in approximately equal monthly installments over the following three years.

In February 2018, our compensation committee approved a grant of stock options under our 2013 Plan to Messrs. Bazemore and Ros and our other executive officers. Each of these equity awards has an exercise price equal to the fair market value of our common stock on the date of grant and vests with respect to 25% of the shares on February 9, 2019 and with respect to the remaining shares in approximately equal monthly installments over the following three years.

The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers in February 2017 and February 2018:

Name	Number of Securities Underlying Options (#) Granted in February 2017	Number of Securities Underlying Options (#) Granted in February 2018
Robert B. Bazemore	335,704	265,860
Peter T.C. Ho, M.D., Ph.D.	122,074	—
Matthew Ros	109,866	106,344

Other Compensation. We generally pay relocation expenses for newly-hired executive officers whom we require to relocate as a condition to their employment with us. We also have, and may in the future, pay local housing expenses and travel costs for executives who maintain a primary residence outside of a reasonable daily commuting range to our headquarters prior to such executive’s relocation. We believe that these are typical benefits offered by comparable companies to executives who are asked to relocate and that we would be at a competitive disadvantage in trying to attract executives who would need to relocate in order to work for us if we did not offer such assistance.

Our named executive officers are eligible to participate in our long-term disability and term life insurance plans, our fitness benefits and 401(k) matching contributions that we provide to employees generally. We do not provide additional perquisites or personal benefits to our named executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Please see “—Additional Narrative Disclosure” for information regarding our 401(k) savings plan and health and welfare benefits.

Employment Arrangements. Please see “—Employment, Severance and Change in Control Arrangements” for information regarding the employment and severance agreements for each of our named executive officers.

Outstanding Equity Awards at 2017 Fiscal Year End Table

The following table presents information regarding all outstanding stock options held by each of our named executive officers on December 31, 2017.

				Option Awards
Name	Grant Date	Notes		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert B. Bazemore	8/5/2015		(1)	175,000	125,000	22.29	8/4/2025
	2/8/2016		(2)	189,062	223,438	8.98	2/7/2026
	2/8/2017		(3)	—	335,704	12.45	2/7/2027
Peter T.C. Ho, M.D., Ph.D.	9/11/2014		(4)	121,875	28,125	28.20	9/10/2024
	2/13/2015		(5)	25,342	10,436	21.58	2/12/2025
	2/8/2016		(2)	15,050	124,150	8.98	2/7/2026
	2/8/2017		(3)	—	122,074	12.45	2/7/2027
Matthew Ros	5/16/2016		(6)	68,652	104,786	9.58	5/15/2026
	2/8/2017		(3)	—	109,866	12.45	2/7/2027

(1)	The shares under this option vested as to 25% of the unvested shares on August 5, 2016, with the remainder vesting in approximately equal monthly installments through August 5, 2019.
(2)	The shares under this option vested as to 25% of the unvested shares on February 8, 2017, with the remainder vesting in approximately equal monthly installments through February 8, 2020.
(3)	The shares under this option vested as to 25% of the unvested shares on February 8, 2018, with the remainder vesting in approximately equal monthly installments through February 8, 2021.
(4)	The shares under this option vested as to 25% of the unvested shares on September 11, 2015, with the remainder vesting in approximately equal monthly installments through September 11, 2018.
(5)	The shares under this option vested as to 25% of the unvested shares on February 13, 2016, with the remainder vesting in approximately equal monthly installments through February 13, 2019.
(6)	The shares under this option vested as to 25% of the unvested shares on May 16, 2017, with the remainder vesting in approximately equal monthly installments through May 16, 2020.

Employment, Severance and Change in Control Arrangements

Robert Bazemore. We entered into an employment offer letter with Mr. Bazemore, our president and chief executive officer, on August 5, 2015. The employment offer letter established the terms of his employment with us, including his title, salary, bonus and eligibility for benefits. Pursuant to the employment offer letter, on August 5, 2015, the Company granted to Mr. Bazemore stock options to purchase 300,000 shares of common stock of the Company. This award is subject to time-based vesting. The employment offer letter also provides that Mr. Bazemore may be eligible for additional equity award grants from time to time.

Peter T. C. Ho. We entered into an employment offer letter with Dr. Ho, our former chief medical officer and executive vice president, on September 8, 2014. The employment offer letter established the terms of his employment with us, including his title, salary, bonus and eligibility for benefits. Pursuant to the employment offer letter, on September 8, 2014, the Company granted to Dr. Ho stock options to purchase 150,000 shares of common stock of the Company. This award was subject to time-based vesting. The employment offer letter also provides that Dr. Ho may be eligible for additional equity award grants from time to time.

Matthew Ros. We entered into an employment offer letter with Mr. Ros, our chief operating officer, on April 15, 2016. The employment offer letter established the terms of his employment with us, including his title, salary, bonus and eligibility for benefits. Pursuant to the employment offer letter, on April 15, 2016, the Company granted to Mr. Ros stock options to purchase 173,438 shares of common stock of the Company. This award is subject to time-based vesting. The employment offer letter also provides that Mr. Ros may be eligible for additional equity award grants from time to time.

Each of our named executive officers is employed at-will.

Each named executive officer has entered into a non-competition and non-solicitation agreement, which will prohibit him from competing with us and soliciting or hiring our employees for a period of one year following the end of his employment with us.

Each named executive officer is also eligible for severance benefits in specified circumstances, as set forth in our Executive Severance and Change in Control Plan. Under the terms of this plan, upon execution and effectiveness of a severance agreement and release of claims, each named executive officer will be entitled to severance payments if we:

•	terminate his employment without cause, prior to or more than 12 months following a change in control; or

•	terminate his employment without cause or he terminates employment with us for good reason within 12 months following a change in control.

Additionally, Mr. Bazemore is entitled to severance payments if he terminates his employment with us for good reason prior to or more than 12 months following a change in control.

The following definitions have been adopted in our Executive Severance and Change in Control Plan under which our named executive officers participate:

•	“cause” means any of: (a) the executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by us that the executive has (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with us, (iii) violated company policies or procedures, or (iv) failed to perform his assigned duties to our satisfaction, following notice of such failure by us and a period of 15 days to cure.

•

“good reason” means the occurrence, without the executive’s prior written consent, of any of the following events: (i) a material reduction in the executive’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the executive provides services to us by at least 30 miles and to a location such that his daily commuting distance is increased; or (iii) a material reduction of the executive’s base salary, other than in connection with, and in an amount substantially proportionate to, reductions made by us to the base salaries of other similarly-situated employees. No resignation will be treated as a resignation for good reason unless (x) the executive has given written notice to us of his intention to terminate his or her employment for good reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the executive has provided us with at least 30 days in which to cure the circumstances, and (z) if we are not successful in curing the circumstances, the executive ends his employment within 30 days following the cure period in (y).

•	“change in control” means any of the following:

(i)	the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, referred to as a “Person” of beneficial ownership of any of our capital stock if, after such acquisition, such Person beneficially owns more than 50% of either (x) our then-outstanding shares of common stock or (y) the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; provided, however, that any acquisition directly from us will not be a change in control, nor will any acquisition by any individual, entity, or group pursuant to specified business combinations;

(ii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving us or a sale or other disposition of in excess of 85% of our assets subject to specified exceptions; or

(iii)	the liquidation or dissolution of our company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under applicable regulations.

The following table summarizes the schedule of severance payments our named executive officers would receive in the event of a qualifying termination.

Scenario and Executive Level	Salary Continuation	Bonus	Continuation of Employer Portion of Medical, Dental and Vision Benefit Premiums	Acceleration of Unvested Equity
Prior to a Change in Control
Robert Bazemore	12 months	None	12 months	None
Peter T.C. Ho (1) and Matthew Ros	9 months	None	9 months	None
Following a Change in Control
Robert Bazemore	18 months	150% of target	18 months	100%
Peter T.C. Ho (1) and Matthew Ros	12 months	100% of target	12 months	100%

(1)	Dr. Ho resigned as of December 31, 2017, at which point a qualifying termination had not occurred.

Additional Narrative Disclosure

401(k) Savings Plan. We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 90% of his or her pre-tax compensation, up to a statutory limit, which was $18,000 for 2017. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2017 could be up to an additional $6,000 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. During the year ended December 31, 2017, we provided a matching contribution to the 401(k) plan, matching 50% of an employee’s contribution up to a maximum of 3% of the participant’s compensation. Matching contributions made to each of our named executive officers are included in the “Summary Compensation Table—All Other Compensation.”

Health and Welfare Benefits. All of our named executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and short-term and long-term disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Securities Authorized for Issuance Under Equity Compensation Plans

	Equity Compensation Plan Information As of December 31, 2017
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options		(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,575,679	(1)	$14.57	4,314,522	(2)(3)
Equity compensation plans not approved by security holders	—		—	—

Total	4,575,679		$14.57	4,314,522

(1)	Consists of stock options and restricted stock units issued under our 2008 Stock Incentive Plan, or 2008 Plan, and the 2013 Plan.
(2)	As of December 31, 2017, 8,890,201 shares were available for future issuance under our 2013 Plan, which became effective on June 5, 2013. The number of shares of our common stock reserved for issuance under the 2013 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under the 2008 Plan, and (ii) annually on the first day of each year, by up to the lesser of (x) 2,500,000 shares of our common stock, (y) 5.0% of the number of shares of our common stock outstanding on the first day of the applicable year and (z) an amount determined by our board of directors. On January 1, 2018, 2,500,000 shares of our common stock were added to the 2013 Plan pursuant to this provision, which shares are not reflected in the number of shares available for issuance under the 2013 Plan.
(3)	As of December 31, 2017, 318,548 shares were available for future issuance under our 2013 Employee Stock Purchase Plan, or 2013 ESPP, which became effective on June 5, 2013. The number of shares of our common stock reserved for issuance under the 2013 ESPP will be increased annually on the first day of each year, by up to the lesser of (x) 233,333 shares of our common stock, (y) 1% of the number of shares of our common stock outstanding on the first day of the applicable year and (z) an amount determined by our board of directors. The board of directors determined not to increase the shares available for issuance under the 2013 ESPP in January 2018.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2017 we have engaged in the following transactions in which the amount involved in the transaction exceeds $120,000 and in which any of our directors or executive officers or their immediate family members or beneficial owners of more than 5% of our voting securities had or will have a direct or indirect material interest. We believe that all of these transactions were on terms no less favorable as could have been obtained from unrelated third parties.

Collaboration Agreement with Celgene Corporation

In April 2012, we entered into a collaboration and license agreement with Celgene to discover, develop and commercialize, in all countries other than the United States, small molecule HMT inhibitors targeting DOT1L, including our inhibitor pinometostat (EPZ-5676), and any other HMT targets from our product platform, excluding the EZH2 HMT and targets covered by our GSK collaboration, which we refer to as the available targets. Under this agreement, we are eligible to receive payments from Celgene for option fees or extensions, milestones earned under the agreement and global development co-funding for certain phases of development for selected targets. On July 8, 2015, we entered into an amendment and restatement of the collaboration and license agreement with Celgene pursuant to which we received a $10.0 million upfront payment in exchange for certain modifications, including the Company’s extension of Celgene’s option rights to one target, the extension and broadening of Celgene’s option rights to two targets, and certain modifications and extensions to the Company’s research and development obligations. To date, we have received $75.0 million of upfront payments (including $10.0 million as part of the amended and restated agreement) and $25.0 million from the sale of our series C preferred stock to an affiliate of Celgene, of which $3.0 million was considered a premium and included as collaboration arrangement consideration for a total upfront payment of $78.0 million. In addition, we received a $25.0 million clinical development milestone payment in 2014 and $7.0 million of global development co-funding through December 31, 2017.

On December 1, 2017, we entered into a consulting agreement with Michael Giordano, who was subsequently elected to our board of directors in March 2018. Under the agreement, Dr. Giordano agreed to provide consulting and advisory services related to epigenetics and our research, discovery and development portfolio. Under the agreement, Dr. Giordano agreed to work approximately 16 to 20 hours a week, and we agreed to pay him consulting fees of approximately $12,000 per week. We also agreed to reimburse Dr. Giordano for his travel expenses. The agreement may be terminated immediately by us in the event of an uncurable breach or at any time with thirty days prior written notice to Dr. Giordano, and by Dr. Giordano with thirty days prior written notice to us in the event we breach the agreement and fail to cure the breach within thirty days of receipt of notice of breach. Dr. Giordano also agreed that, during the term of the agreement and for one year following the expiration or termination of the agreement, he will not work as an employee or consultant for a third party on a project in which we are directly and actively involved or which concerns a therapeutic product or product candidate in our research, discovery and development portfolio, or as a result of which Dr. Giordano’s responsibilities to us would be materially limited. Although the initial term of the agreement ended on March 31, 2018, we and Dr. Giordano agreed to extend the term of the agreement until May 31, 2018, which term may be extended for additional periods at our option and Dr. Giordano’s consent.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel, or if we do not have a general counsel, our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity whether or not the person is also a director of the entity, that is a participant in the transaction, where the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in the compensation committee’s charter.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 1, 2018 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of 69,432,131 shares of our common stock outstanding as of March 1, 2018.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 1, 2018 that vest within 60 days of March 1, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Epizyme, Inc., 400 Technology Square, Cambridge, Massachusetts 02139.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
PRIMECAP Management Company (1)	8,275,327	11.9%
FMR LLC (2)	7,531,261	10.8%
Palo Alto Investors, LLC (3)	6,860,843	9.9%
Entities affiliated with New Enterprise Associates (4)	6,460,851	9.3%
Vanguard Group (5)	4,245,683	6.1%
Entities affiliated with Kleiner, Perkins, Caufield & Byers (6)	4,115,555	5.9%
Blackrock, Inc. (7)	3,965,391	5.7%
Celgene European Investment Company LLC (8)	3,674,640	5.3%
Directors and Named Executive Officers:
David M. Mott (9)	6,512,334	9.4%
Beth Seidenberg, M.D. (10)	4,163,587	6.0%
Carl Goldfischer, M.D. (11)	3,425,783	4.9%
Richard F. Pops (12)	44,832	*
Andrew R. Allen, M.D., Ph.D. (13)	36,762	*
Kenneth Bate (14)	34,554	*
Kevin Conroy (15)	7,291	*
Michael F. Giordano, M.D.	—	*
Robert B. Bazemore (16)	526,034	*
Peter T.C. Ho (17)	155,340	*
Matthew Ros (18)	46,208	*
All current executive officers and directors as a group (11 persons) (19)	14,919,347	21.5%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	PRIMECAP Management Company has sole voting power with respect to 7,750,827 shares of common stock and sole dispositive power with respect to 8,275,327 shares of common stock. The information reported is based on a Schedule 13G/A, as filed with the SEC on February 27, 2018. The principal business address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.
(2)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 13, 2018, in which FMR LLC and certain of its affiliates reported that FMR LLC, a parent holding company, and Abigail P. Johnson, the Vice Chairman, Chief Executive Officer and President of FMR LLC have sole dispositive power over all of the shares of common stock but indirectly share voting control over the shares of common stock with certain affiliates of FMR LLC. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Palo Alto Investors, LLC (“PAI”) has shared voting and dispositive power over all of its shares of common stock. The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2018. The principal business address of PAI is 470 University Avenue, Palo Alto, CA 94301.
(4)	Consists of 6,054,351 shares of common stock held of record by New Enterprise Associates 13, L.P. (“NEA13”) and 406,500 shares of common stock held of record by Growth Equity Opportunities Fund II, LLC (“GEO II”). NEA Partners 13, L.P. (“NEA Partners 13”) is the sole general partner of NEA 13 and NEA 13 GP, LTD (“NEA 13 LTD”) is the sole general partner of NEA Partners 13. NEA 13 is the sole member of GEO II. The individual directors (collectively, the “NEA 13 Directors”) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Patrick J. Kerins, Krishna S. Kolluri, David M. Mott, a member of our board of directors, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller. The NEA 13 directors share voting and dispositive power with regard to the shares directly held by NEA 13. The information reported is based on a Schedule 13D/A filed with the SEC on January 19, 2016 and Form 4 filed by Mr. Mott with the SEC on September 18, 2017. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(5)	The Vanguard Group (“Vanguard”) has sole dispositive power over 4,162,149 shares of common stock and shared dispositive power over 83,534 shares of common stock. Vanguard has the sole power to direct or vote 84,934 shares and shared voting power over 2,300 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, which are each wholly-owned subsidiaries of Vanguard, are the beneficial owners of 81,234 and 6,000 shares, respectively. The information reported is based on a Schedule 13G/A, as filed with the SEC on February 9, 2018. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Consists of 3,838,167 shares of common stock held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”) and 277,388 shares of common stock beneficially owned by individuals and entities associated with Kleiner Perkins Caufield & Byers (collectively, “KPCB Direct”). All shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”), which has the sole voting and dispositive power over the shares held by KPCB XIII. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, LLC, and Dr. Seidenberg, a member of our board of directors and of KPCB XIII Associates, exercise shared voting and dispositive control over the shares directly held by KPCB XIII. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XIII except to the extent of her pecuniary interest therein. The information reported is based on a Form 4 filed by Dr. Seidenberg with the SEC on July 6, 2016. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
(7)	BlackRock Inc. holds sole dispositive power over 3,965,391 of its shares of common stock, and holds sole voting power over 3,869,755 shares of common stock. The information reported is based on a Schedule 13/G, as filed with the SEC on February 1, 2018. BlackRock Inc.’s principal business address is 55 East 52nd Street, New York, NY 1005.

(8)	Consists of 3,607,974 shares of common stock owned by CEICO, a wholly-owned subsidiary of Celgene Corporation (“Celgene”), over which CEICO and Celgene have shared voting and dispositive power, and 66,666 shares of common stock owned by Celgene, over which Celgene has sole voting and dispositive power. The information reported is based on a Schedule 13G and Form 4, each as filed with the SEC on February 12, 2014. The principal business address of Celgene European Investment Company LLC is 86 Morris Avenue, Summit, NJ 07901.
(9)	Includes the shares described in note (4) above, 6,000 shares of common stock held by Mr. Mott, 651 shares of common stock held by the David Mott Declaration of Trust dated May 31, 2001 as amended (the “Mott Trust”), and 44,832 shares of common stock which may be acquired by Mr. Mott upon the exercise of options that are exercisable within 60 days after March 1, 2018. Mr. Mott disclaims beneficial ownership of the shares in the Mott Trust except to the extent of any pecuniary interest therein. Mr. Mott is a general partner of New Enterprise Associates, and a member of the board of directors of NEA Management Company, LLC and NEA 13 LTD, which is the general partner of NEA Partners 13, and NEA Partners 13 is the general partner of NEA 13, and as such Mr. Mott may be deemed to share voting and dispositive power with respect to all shares held by these entities. Mr. Mott disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(10)	Includes the shares described in note (6) above, 3,200 shares of common stock held by Dr. Seidenberg and 44,832 shares of common stock which may be acquired by Dr. Seidenberg upon the exercise of options that are exercisable within 60 days after March 1, 2018. Dr. Seidenberg is a partner at Kleiner Perkins Caufield & Byers, and as such Dr. Seidenberg may be deemed to share voting and dispositive power with respect to all shares held by these entities.
(11)	Consists of 3,380,951 shares of common stock held by entities affiliated with Bay City Capital, LLC including Bay City Capital Fund V, L.P. and Bay City Capital Fund V Co-Investment Fund, L.P. and 44,832 shares of common stock which may be acquired by Dr. Goldfischer upon the exercise of options that are exercisable within 60 days after March 1, 2018. Bay City Capital Management V LLC (“GP V”) is the general partner of Bay City Capital Fund V, L.P. and Bay City Capital Fund V Co-Investment Fund, L.P. (collectively, “BCC V”). Bay City Capital LLC (“BCC LLC”) is the manager of GP V. Dr. Goldfischer is an investment partner and managing director of BCC LLC and shares voting and dispositive power with respect to shares held by BCC V. Dr. Goldfischer disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(12)	Consists of 44,832 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(13)	Consists of 36,762 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(14)	Consists of 34,554 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(15)	Consists of 7,291 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(16)	Consists of 4,685 shares of common stock held by Mr. Bazemore and 521,349 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(17)	Consists of 8,123 shares of common stock held by Dr. Ho, 147,217 shares of common stock issuable upon the exercise of options exercisable within 30 days after March 1, 2018.
(18)	Consists of 3,323 shares of common stock held by Mr. Ros and 42,885 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.
(19)	Consists of 14,919,347 shares of common stock, 943,533 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2017 by Section 16(a) under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Epizyme’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Epizyme’s independent registered public accounting firm, (3) the performance of Epizyme’s internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Epizyme’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Epizyme’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Epizyme for the fiscal year ended December 31, 2017. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the AS No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Epizyme be included in Epizyme’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS OF EPIZYME, INC.

Carl Goldfischer, M.D., Chairman

Kenneth Bate

Richard F. Pops

April 5, 2018

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the Notice of Internet Availability of Proxy Materials or, if requested, the 2017 Annual Report and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the above documents to you upon written or oral request to Epizyme, Inc., 400 Technology Square, Cambridge, Massachusetts 02139, Attention: IR, telephone: 617-229-5872. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2019 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 6, 2018. However, if the date of the 2019 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2019 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Epizyme, Inc., 400 Technology Square, Cambridge, Massachusetts 02139, Attention: IR.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate Secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2019 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 18, 2019 and no later than February 17, 2019.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ Robert Bazemore
Robert Bazemore
President and Chief Executive Officer

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 18, 2018.
Vote by Internet
• Go to www.investorvote.com/epzm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1.	Election of the following three individuals nominated to serve as class II directors, each for a three-year term ending at the annual meeting of stockholders to be held in 2021			+
		For	Withhold
	01 - Kevin Conroy	☐	☐
	02 - Carl Goldfischer, M.D.	☐	☐
	03 - Beth Seidenberg, M.D.	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as Epizyme’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, partnership or other entity, please sign full entity name by authorized officer, giving full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02SY6C

2018 Annual Meeting

of Epizyme, Inc. Stockholders

Friday, May 18, 2018, 10:00 a.m. Local Time

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street, Boston, MA 02109

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Epizyme, Inc.

Notice of 2018 Annual Meeting of Stockholders

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109

Proxy Solicited by Board of Directors for Annual Meeting – May 18, 2018

Robert B. Bazemore, Jr. and Susan E. Graf, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Epizyme, Inc. to be held on May 18, 2018 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is given, the Proxies will have authority to vote FOR Proposal 1 “Election of Three Class II Directors”, and FOR Proposal 2 “Ratification of the Appointment of Ernst & Young LLP as Epizyme’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018”. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Attendance of the undersigned at the Annual Meeting or at any adjournment thereof will not be deemed to revoke this Proxy unless the undersigned revokes this Proxy in writing. Unless voting by the Internet or telephone, please complete, sign and date this proxy card and return it in the enclosed postage-prepaid envelope.

(Items to be voted appear on reverse side.)